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                                                                     EXHIBIT 8.1


                    [MULDOON, MURPHY & FAUCETTE LETTERHEAD]



                               November 16, 1998


Board of Directors
Roslyn Bancorp, Inc.
1400 Old Northern Boulevard
Roslyn, New York  11576

     Re: Federal Income Tax Consequences of Merger of T R Financial Corp. with and into Roslyn Bancorp, Inc. (the "Merger")
          -------------------------------------------------------

To the Members of the Board of Directors:

     You have requested an opinion regarding certain federal tax consequences of a proposed transaction involving the merger of T R Financial Corp., a bank holding company organized under the laws of the State of Delaware ("T R Financial") with and into Roslyn Bancorp, Inc. ("Roslyn"), a savings and loan holding company organized under the laws of the State of Delaware. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of May 25, 1998, by and between Roslyn Bancorp, Inc. and T R Financial Corp. (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement/Prospectus (the "Proxy Statement") included in Roslyn's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or the Proxy Statement.

     Under the Merger Agreement, at the Effective Time, T R Financial shall be merged with and into Roslyn (the "Merger") and the separate existence of T R Financial shall cease. Roslyn shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of Delaware. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of T R Financial's common stock (the "T R Financial Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of the common stock of Roslyn (the "Roslyn Common Stock") determined under the formula set out in the Merger Agreement, subject to the payment of cash in lieu of fractional shares.
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Board of Directors
November 16, 1998
Page 2



     Our opinion is provided solely with respect to certain federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Sections 5.2(f) of the Merger Agreement.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the Proxy Statement, and of such corporate records of the parties to the Merger as we have deemed appropriate.
We have also received and relied upon, without independent verification, the representations of T R Financial concerning T R Financial itself as well as the transaction ("Representations"); we have received and relied upon, without independent verification, the representations of Roslyn concerning the transaction and certain post-Merger plans ("Representations"); copies of these Representations are attached as exhibits to this letter. We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. We have assumed that all daily operations of Roslyn will be conducted in a manner wholly consistent with all Representations provided by Roslyn. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Merger Agreement.
We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Merger Agreement. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Merger Agreement.

     The Merger Agreement and the Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations to be provided by T R Financial and Roslyn are incorporated in this letter as part of the statement of the facts.


                             LIMITATIONS ON OPINION

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not true, correct and complete in all material respects, our opinion could be subject to change. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and
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Board of Directors
November 16, 1998
Page 3

regulations issued thereunder which are cited herein. All such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court. It is our understanding that neither party to the Merger intends to request a ruling from the IRS concerning the Merger.


                              FEDERAL TAX OPINION

     Based on and subject to the foregoing, the facts referenced in this opinion, the Representations referred to and attached as exhibits to this opinion, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

     (1) The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code and Roslyn and T R Financial will each be a party to the reorganization.

     (2) No gain or loss will be recognized by Roslyn, Roslyn Bank, T R Financial or Roosevelt Savings Bank as a result of the Merger.

     (3) No gain or loss will be recognized by the stockholders of T R Financial who exchange all of their T R Financial Common Stock solely for Roslyn Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share interest in Roslyn Common Stock.

     (4) The tax basis of the Roslyn Common Stock received by shareholders who exchange their T R Financial Common Stock for Roslyn Common Stock pursuant to the Merger will be the same as the tax basis of the T R Financial Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange.
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Board of Directors
November 16, 1998
Page 4


     (5) The holding period of Roslyn Common Stock received by each stockholder in the Merger will include the holding period of T R Financial Common Stock exchanged therefor, provided that such stockholder held such T R Financial Common Stock as a capital asset on the Effective Date.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of Roslyn filed in connection with the Merger and to the references to us under the headings "SUMMARY -- Certain Federal Income Tax Considerations" and "THE MERGER -- Certain Federal Income Tax Considerations" in the Joint Proxy Statement/Prospectus on T R Financial and Roslyn. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933.

                                    Sincerely,

                                    /s/ Muldoon, Murphy & Faucette

                                    MULDOON, MURPHY & FAUCETTE